Exhibit 10.7

NON-EXCLUSIVE AIRCRAFT LEASE AGREEMENT

(Part 91 Operations)

Dated as of the 1st day of November, 2015

by and between

AMC, Inc.,

as Lessor,

and

American Addiction Centers, Inc.,

as Lessee,

concerning one Challenger 300 aircraft bearing

U.S. registration number N463GR

and

manufacturer's serial number 20316

INSTRUCTIONS FOR COMPLIANCE WITH

"TRUTH IN LEASING" REQUIREMENTS UNDER FAR § 91.23

Within 24 hours after execution of this Aircraft Lease Agreement:

mail a copy of the executed document, without Schedule A, B or C to the following address via certified mail, return receipt requested:

Federal Aviation Administration

Aircraft Registration Branch

ATTN: Technical Section

P.O. Box 25724

Oklahoma City, Oklahoma 73125

At least 48 hours prior to the first flight to be conducted under this Agreement:

deliver a completed Schedule B containing the departure airport and proposed time of departure of said first flight by facsimile to the Flight Standards

District Office located nearest the departure airport.

Carry a copy of this Aircraft Lease Agreement in the aircraft at all times.

*     *     *

Schedule A contains only economic rental data and is

intentionally omitted for FAA submission purposes.

Schedule B is a form FSDO Notification Letter and is

intentionally omitted for FAA submission purposes.

Schedule C is a form Aircraft Delivery Receipt and is

intentionally omitted for FAA submission purposes.

NON-EXCLUSIVE AIRCRAFT LEASE AGREEMENT

This NON-EXCLUSIVE AIRCRAFT LEASE AGREEMENT (the "Agreement") is entered into as of this 1st day of November, 2015 (the "Effective Date"), by and between AMC, Inc., a Tennessee corporation, ("Lessor"), and American Addiction Centers, Inc., a Nevada corporation ("Lessee").

W I T N E S S E T H :

WHEREAS, title to the Aircraft described and referred to herein is held by Lessor;

WHEREAS, Lessee desires to lease from Lessor, and Lessor desires to lease to Lessee, the Aircraft, without crew, upon and subject to the terms and conditions of this Agreement;

WHEREAS, Lessee intends to operate the Aircraft under Part 91 of the FAR within the scope of and incidental to its own business; and

WHEREAS, during the term of this Agreement, the Aircraft may be subject to concurrent leases to one (1) or more Co-Lessee(s).

NOW, THEREFORE, in consideration of the mutual promises herein contained and other good and valid consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

SECTION 1.DEFINITIONS

1.1	The following terms shall have the following meanings for all purposes of this Agreement:

"Aircraft" means the Airframe, the Engines, the Parts, and the Aircraft Documents.  The Engines shall be deemed part of the "Aircraft" whether or not from time to time attached to the Airframe or removed from the Airframe.

"Aircraft Delivery Receipt" means an Aircraft Delivery Receipt in the form of Schedule C attached hereto.

"Aircraft Documents" means all flight records, maintenance records, historical records, modification records, overhaul records, manuals, logbooks, authorizations, drawings and data relating to the Airframe, any Engine, or any Part, or that are required by Applicable Law to be created or maintained with respect to the maintenance and/or operation of the Aircraft.

"Aircraft Incident" shall mean any event causing damage, whether substantial or cosmetic, or loss of value, to the Aircraft that is not ordinary wear and tear (including, without limitation, destruction, loss, theft, requisition of title or use, confiscation, and taking).

"Airframe" means that certain Challenger 300 aircraft bearing U.S. registration number N463GR, and manufacturer's serial number 20316, together with any and all Parts (including, but not limited to, landing gear and auxiliary power units but excluding Engines or engines) so long as such Parts shall be either incorporated or installed in or attached to the Airframe.

"Applicable Law" means, without limitation, all applicable laws, treaties, international agreements, decisions and orders of any court, arbitration or governmental agency or authority and rules, regulations, orders, directives, licenses and permits of any governmental body, instrumentality, agency or authority, including, without limitation, the FAR and 49 U.S.C. § 41101, et seq., as amended.

"Co-Lessee" means any other person or entity possessing a non-exclusive leasehold interest in the Aircraft.

"DOT" means the United States Department of Transportation or any successor agency.

"Engines" means two (2) Honeywell model AS907-1-1A engines bearing manufacturer's serial numbers P118769 and P118768, together with any and all Parts so long as the same shall be either incorporated or installed in or attached to such Engine. Any engine which may be, from time to time, substituted for an Engine shall be deemed to be an Engine and subject to this Agreement for so long as it remains attached to the Airframe.

"FAA" means the Federal Aviation Administration or any successor agency.

"FAR" means collectively the Aeronautics Regulations of the FAA and the DOT, as codified at Title 14, Parts 1 to 399 of the United States Code of Federal Regulations.

"Flight Hour" means one (1) hour of use of the Aircraft in flight operations, as recorded on the Aircraft Hobbs meter and measured from the time the Aircraft takes off at the beginning of a flight, to the time the Aircraft lands at the end of a flight, in one-tenth (1/10th) of an hour increments.

"Hourly Rent" means the hourly rent specified in Schedule A attached hereto for each Flight Hour of use of the Aircraft by Lessee.

"FSDO Notice" means an FSDO Notification Letter in the form of Schedule B attached hereto.

"Lien" means any mortgage, security interest, lease or other charge or encumbrance or claim or right of others, including, without limitation, rights of others under any airframe or engine interchange or pooling agreement, except for mechanics liens to be discharged in the ordinary course of business.

"Operating Base" means Nashville International Airport (KBNA), in Nashville, Tennessee.

"Operational Control" has the same meaning given the term in Section 1.1 of the FAR.

"Parts" means all appliances, components, parts, instruments, appurtenances, accessories, furnishings or other equipment of whatever nature (other than complete Engines or engines) which may from time to time be incorporated or installed in or attached to the Airframe or any Engine and includes replacement parts.

"Pilot in Command" has the same meaning given the term in Section 1.1 of the FAR.

"Rent Payment Date" means the first (1st) day of each calendar month.

"Taxes" means all taxes of every kind (excluding any tax measured by or assessed against a taxpayer's income, including, without limitation, any income tax, gross income tax, net income tax, or capital gains tax) assessed or levied by any federal, state, county, local, airport, district, foreign, or other governmental authority, including, without limitation, sales taxes, Tennessee sales tax, use taxes, retailer taxes, federal air transportation excise taxes, federal aviation fuel excise taxes, and other similar duties, fees, and excise taxes.

"Term" means the entire period from the Effective Date to the date this Agreement is terminated pursuant to Section 3.1.

SECTION 2.LEASE, DELIVERY AND SCHEDULING OF THE AIRCRAFT

2.1	Lease. Lessor agrees to lease to Lessee, and Lessee agrees to lease from Lessor, the Aircraft, on a flight by flight basis, on the terms and conditions of this Agreement.

2.2

Delivery.  From time to time during the term of this Agreement as the parties shall mutually agree, Lessor shall deliver the Aircraft to Lessee, at such location as the parties shall mutually agree at Lessee’s expense, and "AS IS," "WHERE IS," “WITH ALL FAULTS.” AND SUBJECT TO EACH AND EVERY DISCLAIMER OF WARRANTY AND REPRESENTATION AS SET FORTH IN SECTION 4 HEREOF. The term of each such lease shall begin on the delivery of the Aircraft into Lessee’s possession in preparation for a flight or series of flights, and each such lease shall terminate upon the surrender of possession of the Aircraft by Lessee at the completion of a flight or series of flights.  Upon delivery of the Aircraft, Lessee shall execute and deliver to Lessor an Aircraft Delivery Receipt.  Lessor shall not be liable for delay or failure to furnish the Aircraft pursuant to this Agreement when such failure is caused by government regulation or authority, mechanical difficulty, war, civil commotion, strikes or labor disputes, weather conditions, or acts of God.

2.3

Non-Exclusivity.  Lessee and Lessor acknowledge that the Aircraft is leased to Lessee on a non-exclusive basis, and that during the Term the Aircraft may be otherwise subject to lease to other lessees of Lessor.  During any period during which another lessee of Lessor or any other person or entity leasing an interest in the Aircraft has scheduled use of the Aircraft, Lessee’s leasehold rights to possession of the Aircraft under this Agreement shall temporarily abate, but all other provisions of this Agreement shall nevertheless continue in full force and effect.

2.4

Aircraft Use and Coordination with Co-Lessees.  Lessee does not have first priority use and operation of the Aircraft, which is subordinate to the other Co-Lessee(s), however Lessee and all Co-Lessee(s) shall agree on such other terms and conditions pursuant to which Lessee and the Co-Lessee(s) will share use and operation of the Aircraft, and which terms and conditions shall include, without limitation, the provisions addressing Lessee’s subordinate rights among all Co-Lessee(s) and procedures for scheduling use of the Aircraft.  When Lessee desires to schedule use of the Aircraft, Lessee will, as directed by Lessor, provide a written request to schedule use of the Aircraft and, upon Lessee’s receipt of written approval of a proposed use of the Aircraft by Lessee, Lessee’s flight may not thereafter be preempted by a usage requirement of any Co-Lessee.  In the event of any dispute between the Lessee and any Co-Lessee(s), including regarding Aircraft scheduling, use and priority, such dispute shall be resolved as determined by the Lessor in the Lessor’s sole judgement and discretion.

2.5

FSDO Notice.  At least 48 hours prior to the first flight to be conducted under this Agreement, Lessee shall complete the FSDO Notice attached hereto as Schedule B and deliver the completed FSDO Notice by facsimile to the FAA Flight Standards District Office located nearest to the departure airport of said first flight.

SECTION 3.TERM, MINIMUM USAGE AND RENT

3.1

Term.  This Agreement shall become effective on the Effective Date, and shall continue in effect for a period of one (1) year, unless terminated sooner pursuant to the express provisions herein contained.  At the end of the first one (1) year period or any subsequent one (1) year period, this Agreement shall automatically be renewed for an additional one (1) year period.  Each party shall have the right to terminate this Agreement without cause on thirty (30) days written notice to the other party.

3.2	Minimum Usage by Lessee. The Lessee is not obligated to use the Aircraft for a minimum number of Flight Hours.

3.3

Rent.  Lessee shall pay rent in arrears in an amount equal to the Hourly Rent specified in Schedule A attached hereto for each Flight Hour of use of the Aircraft by Lessee.  All rent accrued during any calendar month shall be payable in arrears on the Rent Payment Date in the immediately succeeding calendar month without further demand or invoice.  All rent shall be paid to the Lessor in immediately available U.S. funds and in form and manner as the Lessor in its sole discretion may instruct Lessee from time to time.

3.4

Taxes.  Neither the rent nor any other payments to be made by Lessee under this Agreement includes the amount of any Taxes which may be assessed or levied by any taxing jurisdictions as a result of the lease of the Aircraft to Lessee, or the use of the Aircraft by Lessee, or the provision of a taxable transportation service by Lessee using the Aircraft. Lessee shall be responsible for, shall indemnify and hold harmless Lessor against, and Lessee shall pay all such Taxes when due.   Lessee shall have the right to dispute or

contest in good faith and at Lessee's sole expense the amount of any Taxes assessed or imposed directly against Lessee and/or Lessor.  During the period that any such Taxes are being disputed or contested in good faith, payment of such Taxes in accordance with the terms of this Agreement may be delayed until a final determination of the amount due has been made.

SECTION 4. REPRESENTATIONS AND WARRANTIES

4.1	Representations and Warranties of Lessee. Lessee represents and warrants as of the date hereof and during the entire Term hereof as follows:

4.1.1All pilots who operate the Aircraft for Lessee's flights shall have at least the minimum total pilot hours required by any policy of insurance covering the Aircraft and will meet or exceed all requirements under any policy of insurance covering the Aircraft, and all Applicable Law.

4.1.2Lessee is a validly organized corporation under the laws of the State of Nevada, and the person executing this Agreement on behalf of Lessee has full power and authority to execute this Agreement on behalf of Lessee and by such execution shall bind Lessee under this Agreement.

4.1.3

No action, suit, or proceeding is currently pending or threatened against Lessee which shall in any material way affect Lessee's financial status as of the date thereof, or impair the execution, delivery, or performance by Lessee of this Agreement.

4.1.4

The execution and delivery of this Agreement by Lessee and the performance of its obligations hereunder have been duly authorized by all necessary corporate action, and do not conflict with any provision of Lessee's articles of incorporation, bylaws, any governmental regulations, or any other agreements that Lessee may now have with other parties.

4.1.5	Lessee is not subject to any restriction, which with or without the giving of notice, the passage of time, or both, prohibits or would be violated by or be in conflict with this Agreement.

4.1.6

Lessee will not permit the Aircraft to be operated in any unsafe manner or contrary to any manual or instructions for the Aircraft or in violation of the terms or conditions of any insurance policy covering the Aircraft or any Applicable Law.

4.2	Representations and Warranties of Lessor. Lessor represents and warrants as of the date hereof and during the entire Term hereof as follows:

4.2.1Lessor is a validly organized corporation under the laws of the State of Tennessee, and the person executing this Agreement on behalf of Lessor has full power and authority to execute this Agreement on behalf of Lessor and by such execution shall bind Lessor under this Agreement.

4.2.2

No action, suit, or proceeding is currently pending or threatened against Lessor which shall in any material way affect Lessor's financial status as of the date hereof, or impair the execution, delivery, or performance by Lessor of this Agreement.

4.2.3

The execution and delivery of this Agreement by Lessor and the performance of its obligations hereunder have been duly authorized by all necessary corporate action, and do not conflict with any provision of Lessor's articles of incorporation, bylaws, any governmental regulations, or any other agreements that Lessee may now have with other parties.

4.2.4	Lessor is not subject to any restriction, which with or without the giving of notice, the passage of time, or both, prohibits or would be violated by or be in conflict with this Agreement.

4.3

DISCLAIMER OF WARRANTIES. THE AIRCRAFT IS BEING LEASED BY THE LESSOR TO THE LESSEE HEREUNDER ON A COMPLETELY "AS IS," "WHERE IS, AND WITH ALL FAULTS" BASIS, WHICH IS ACKNOWLEDGED AND AGREED TO BY THE LESSEE.  THE WARRANTIES

AND REPRESENTATIONS SET FORTH IN THIS SECTION 4 ARE EXCLUSIVE AND IN LIEU OF ALL OTHER REPRESENTATIONS OR WARRANTIES WHATSOEVER, EXPRESS OR IMPLIED, AND LESSOR HAS NOT MADE AND SHALL NOT BE CONSIDERED OR DEEMED TO HAVE MADE (WHETHER BY VIRTUE OF HAVING LEASED THE AIRCRAFT UNDER THIS AGREEMENT, OR HAVING ACQUIRED THE AIRCRAFT, OR HAVING DONE OR FAILED TO DO ANY ACT, OR HAVING ACQUIRED OR FAILED TO ACQUIRE ANY STATUS UNDER OR IN RELATION TO THIS AGREEMENT OR OTHERWISE) ANY OTHER REPRESENTATION OR WARRANTY WHATSOEVER, EXPRESS OR IMPLIED, WITH RESPECT TO THE AIRCRAFT OR TO ANY PART THEREOF, AND SPECIFICALLY, WITHOUT LIMITATION, IN THIS RESPECT DISCLAIMS ALL REPRESENTATIONS AND/OR WARRANTIES AS TO THE TITLE, AIRWORTHINESS, VALUE, CONDITION, DESIGN, MERCHANTABILITY, COMPLIANCE WITH SPECIFICATIONS, CONSTRUCTION AND CONDITION OF THE AIRCRAFT OPERATION, OR FITNESS FOR A PARTICULAR USE OF THE AIRCRAFT AND AS TO THE ABSENCE OF LATENT AND OTHER DEFECTS, WHETHER OR NOT DISCOVERABLE, AS TO THE ABSENCE OF ANY INFRINGEMENT OR THE LIKE, HEREUNDER OF ANY PATENT, TRADEMARK OR COPYRIGHT, AS TO THE ABSENCE OF OBLIGATIONS BASED ON STRICT LIABILITY IN TORT, OR AS TO THE QUALITY OF THE MATERIAL OR WORKMANSHIP OF THE AIRCRAFT OR ANY PART THEREOF OR ANY OTHER REPRESENTATION OR WARRANTY WHATSOEVER, EXPRESS OR IMPLIED (INCLUDING ANY IMPLIED WARRANTY ARISING FROM A COURSE OF PERFORMANCE OR DEALING OR USAGE OF TRADE), WITH RESPECT TO THE AIRCRAFT OR ANY PART THEREOF.  THE LESSEE HEREBY WAIVES, RELEASES, DISCLAIMS AND RENOUNCES ALL CLAIMS FOR LOSS OF USE, REVENUE OR PROFIT WITH RESPECT TO THE AIRCRAFT, OR FOR ANY OTHER INCIDENTAL OR CONSEQUENTIAL DAMAGES.

SECTION 5.REGISTRATION, USE, OPERATION, MAINTENANCE AND POSSESSION

5.1

Title and Registration.  Lessee acknowledges that Lessor owns all legal, beneficial, and equitable title to the Aircraft, and that said title shall remain vested in Lessor during the Term hereof.  Lessee shall undertake, to the extent permitted by Applicable Law, to do all such further acts, deeds, assurances or things as may, in the opinion of the Lessor, be necessary or desirable in order to protect or preserve Lessor's title to the Aircraft.

5.2

Use and Operation.  Lessee shall operate the Aircraft in accordance with the provisions of Part 91 of the FAR and shall not operate the Aircraft in commercial service, as a common carrier, or otherwise for compensation or hire except to the extent permitted under Sections 91.321 and 91.501 of the FAR, if applicable.  Lessee shall be solely and exclusively responsible for the use, operation and control of the Aircraft at all times during which the Aircraft is in Lessee's possession during the Term.  Lessee agrees not to operate or locate the Airframe or any Engine, or permit the Airframe or any Engine to be operated or located, in any area excluded from coverage by any insurance policy in effect or required to be maintained hereunder with respect to the Airframe or Engines, or in any war zone.  Lessee agrees not to operate the Airframe or any Engine or permit the Airframe or any Engine to be operated during the Term except in operations for which Lessee is duly authorized, or to use or permit the Aircraft to be used for a purpose for which the Aircraft is not designed or reasonably suitable.  Lessee will not permit the Airframe or any Engine to be used or operated during the Term in violation of any Applicable Law, or contrary to any manufacturer's operating manuals or instructions.   Lessee shall not knowingly permit the Aircraft to be used for the carriage of any persons or property prohibited by Applicable Law, nor shall Lessee permit the Aircraft to be used during the existence of any known defect except in accordance with the FAR.  Lessee may carry on the Aircraft on all flights under this Agreement such passengers, baggage, and cargo as Lessee in its sole but reasonable discretion shall determine; provided, however, that the number of passengers on any flight shall in no event exceed the number of seats legally available in the Aircraft, and the total load carried on any flight, including passengers, crew, baggage, and fuel and oil in such quantities as the Pilot in Command shall determine to be required, shall not exceed the legally permissible maximum load for the Aircraft.  Lessee will abide by and conform to, be responsible for causing and cause others to abide by and conform to, all Applicable Laws now existing or hereafter enacted, that control or in any way affect the operation, use, maintenance, or occupancy of the Aircraft, or the use of any airport by the Aircraft. When the Aircraft is in Lessee’s possession, but not in flight, Lessee shall store or park the

Aircraft in an appropriate, safe, and secure storage location, which shall include protection from wind and weather, and in a hangar when reasonably available.

5.3

Aircraft Expenses.  Lessee shall, at Lessee’s expense, obtain all pilots, crew, fuel, oil, lubricants, storage away from the Operating Base, and other services and supplies required for Lessee’s operation and return of the Aircraft.  Lessor, at no cost or expense to Lessee, shall:

5.3.1	maintain the Aircraft, or cause the Aircraft to be maintained, in a good and airworthy operating condition and in compliance with all applicable FAR;

5.3.2	store the Aircraft when not in use in an appropriate and adequate indoor facility at the Operating Base; and

5.3.3	maintain, or cause to be maintained, all insurance required by Section 8 of this Agreement.

Notwithstanding the foregoing, Lessee shall pay for repairs of the Aircraft when such repairs are necessary as a result of an Aircraft Incident during Lessee’s possession of the Aircraft or Lessee’s use of the Aircraft, other than ordinary wear and tear, subject to available insurance as provided in Section 8.  Lessee’s duty to repair damage due to Lessee’s use specifically includes any cosmetic damage to the interior or exterior of the Aircraft, including upholstery, carpet and paint and static wicks.

5.4

Pilots and Crew.  Lessee shall obtain the services of pilots and crew for all of Lessee’s operations of the Aircraft.  Further, Lessee shall ensure that all pilots serving on any flight conducted by Lessee are fully competent, trained, experienced, and qualified in accordance with Applicable Law and all insurance policies covering the Aircraft.  Lessor reserves the right to reject the pilots and/or crew chosen by Lessee to operate the Aircraft.

5.5	Operational Control.

5.5.1

Lessee's Flights.  Lessee shall exercise Operational Control of the Aircraft during all flight operations conducted by Lessee.  Further, at all times while the Aircraft is in the possession of Lessee, Lessee shall have exclusive possession, command, and control of the Aircraft, and the pilots of any flight by Lessee shall be under the exclusive command of Lessee. The parties acknowledge and agree that no Co-Lessee shall have any right or obligation to exercise Operational Control of the Aircraft in connection with any flight conducted by Lessee.

5.5.2

Co-Lessee's Flights.  A Co-Lessee shall exercise Operational Control of the Aircraft during all flight operations conducted by such Co-Lessee.  Further, at all times while the Aircraft is in the possession of any Co-Lessee, such Co-Lessee shall have exclusive possession, command, and control of the Aircraft, and the pilots of any such flight by such Co-Lessee shall be under the exclusive command of such Co-Lessee. The parties acknowledge and agree that Lessee shall have no right or obligation to exercise Operational Control of the Aircraft in connection with any flight conducted by any Co-Lessee.

5.6

Authority of Pilot in Command.   Notwithstanding that Lessee shall have Operational Control of the Aircraft during any flight conducted by Lessee, the parties acknowledge that pursuant to Section 91.3 of the FAR, the Pilot in Command of such flight is responsible for, and is obligated and entitled to exercise final authority over, the safe operation of the flight, and the parties agree that the Pilot in Command may, in the exercise of such authority, refuse to commence such flight, terminate such flight, or take any other flight-related action that, in the judgment of the Pilot in Command, is required to ensure the safety of the Aircraft, the flight crew, the passengers, and any other persons and/or property.

5.7

Right to Inspect.  Lessor and/or Lessor's agents shall have the right to inspect the Aircraft or the Aircraft Documents at any reasonable time, upon giving Lessee reasonable notice, to ascertain the condition of the Aircraft.

5.8	Modification of Aircraft. Lessee shall not make or permit to be made any modification, alteration, improvement, or addition to the Aircraft without the express written consent of Lessor.

5.9

Fines, Penalties, and Forfeitures.  Lessee shall be solely responsible for any fines, penalties, or forfeitures relating in any manner to the operation or use of the Aircraft by Lessee under this Agreement.

SECTION 6.RETURN OF AIRCRAFT

6.1

Return.  At the conclusion of each flight or series of flights, Lessee shall surrender the Aircraft to Lessor by delivering the same at Lessee's expenses to Lessor at the Operating Base or such other location within the 48 contiguous United States as the parties may mutually agree, fully equipped with all Engine and Parts installed thereon.  Upon delivery of the Aircraft, Lessor or its agent shall execute and deliver to Lessee an Aircraft Delivery Receipt in the form of Schedule C.

6.2

Condition of Aircraft.  The Aircraft, at the time of its return to Lessor, shall have, and be in compliance with, a current valid certificate of airworthiness issued by the FAA, and shall be airworthy according to manufacturer's specifications and FAA regulations, and shall be in the same condition as it was in on the Effective Date of this Agreement, ordinary wear and tear excepted.

6.3

Aircraft Documents.  Lessee shall return or cause to be returned to Lessor, at the time the Aircraft is returned to Lessor, all of the Aircraft Documents, updated and maintained by Lessee through the date of return of the Aircraft.

SECTION 7.LIENS

7.1

Lessee Liens.  Lessee shall ensure that no Liens are created or placed against the Aircraft by Lessee or third-parties as a result of Lessee's actions.  Lessee shall notify Lessor promptly upon learning of any Liens not permitted by these terms.  Lessee shall, at its own cost and expense, take all such actions as may be necessary to discharge and satisfy in full any such Lien promptly after the same becomes known to it.

SECTION 8.INSURANCE

8.1

Liability. Lessor, and at no cost or expense to Lessee, shall maintain, or cause to be maintained, bodily injury and property damage, liability insurance in an amount no less than Two Hundred Million United States Dollars (US$200,000,000.00) Combined Single Limit.  Said policy shall be an occurrence policy naming Lessor and Lessee as named or additional insureds.

8.2

Hull.  Lessor, at no cost or expense to Lessee, shall maintain, or cause to be maintained, all risks aircraft hull insurance in the amount of Sixteen Million United States Dollars (US$16,000,000.00), and such insurance shall name Lessor and any first lien mortgage holder as loss payees as their interests may appear.

8.3	Insurance Certificates. Lessor will provide Lessee with a Certificate of Insurance upon execution of this Agreement and at any time thereafter as Lessee may reasonably request.

8.4

Conditions of Insurance.  Each insurance policy required under this Section 8 shall insure the interests of Lessee regardless of any breach or violation by Lessee or any Co-Lessee(s) of any warranties, declarations or conditions contained in such policies.  Each such policy shall be primary without any right of contribution from any insurance maintained by Lessee, and shall include a waiver of subrogation in favor of Lessee.  Each such policy shall insure Lessee's contractual liability to Lessor contained in this Agreement.  The geographic limits, if any, contained in each and every such policy of insurance shall include at the minimum all territories over which Lessee and each Co-Lessee will operate the Aircraft for which the insurance is placed.  Each policy shall contain an agreement by the insurer that notwithstanding the lapse of any such policy for any reason or any right of cancellation by the insurer or Lessor, whether voluntary or involuntary, such policy shall continue in force for the benefit of Lessee, and the Co-Lessee(s) for at least thirty (30) days (or such lesser time as may be permitted in the case of War Risk Insurance, if such War Risk Insurance so requires) after written notice of such lapse or cancellation shall have been given to Lessee and each Co-Lessee.  Each policy shall contain an agreement by the insurer to provide Lessee and each Co-Lessee with thirty (30) days' advance written notice of any deletion, cancellation or material change in coverage.

8.5

Insurance Companies. Each insurance policy required under this Section 8 shall be issued by a company or companies who are qualified to do business in the United States and who (i) will submit to the jurisdiction of any competent state or federal court in the United States with regard to any dispute arising out of the policy of insurance or concerning the parties herein; and (ii) will respond to any claim or judgment against Lessee in any competent state or federal court in the United States or its territories.

SECTION 9.DEFAULTS AND REMEDIES

9.1

Upon the occurrence of any failure of Lessee to duly observe or perform any of its obligations hereunder, and at any time thereafter so long as the same shall be continuing, Lessor may, at its option, declare in writing to the Lessee that this Agreement is in default; and at any time thereafter, so long as Lessee shall not have remedied the outstanding default, Lessor may cancel, terminate, or rescind this Agreement.

9.2

Lessor will look solely to the proceeds paid by the insurance maintained pursuant to Section 8 of this Agreement for any damage, loss or expense for physical damage to the Aircraft caused by the Lessee, and Lessor waives its right to recover from the Lessee for any damage, loss or expense for physical damage to the Aircraft.

SECTION 10.NOTICES

10.1

All communications, declarations, demands, consents, directions, approvals, instructions, requests and notices required or permitted by this Agreement shall be in writing and shall be deemed to have been duly given or made when delivered personally or transmitted electronically by e-mail or facsimile, receipt acknowledged, or in the case of documented overnight delivery service or registered or certified mail, return receipt requested, delivery charge or postage prepaid, on the date shown on the receipt therefor, in each case at the address set forth below:

If to Lessor: AMC, Inc. Tel: 615-642-6429

                                                                                  1070 Vaughn Crest Drive                  Fax:  615-309-6010

                                                                                  Franklin, TN 37069

                                                                                  Attn:  Michael T. Cartwright, President

                                                                                  Email: Michael@ContactAAC.com

                                                 If to Lessee:            American Addiction Centers, Inc.      Tel:  615-732-1366

                                                                                 115 East Park Drive                           Fax:  615-691-7130

                                                                                 Brentwood, TN 37027

                                                                                 Attn:  Kathryn S. Phillips

                                                                                 Email: ksphillips@ContactAAC.com

SECTION 11.EVENT OF LOSS AND INDEMNIFICATION

11.1

Notification of Event of Loss.  In the event any damage to or destruction of, the Aircraft shall occur, or in the event of any whole or partial loss of the Aircraft, including, without limitation, any loss resulting from the theft, condemnation, confiscation or seizure of, or requisition of title to or use of, the Aircraft by private persons or by any governmental or purported governmental authority, Lessee shall immediately:

11.1.1	report the event of loss to Lessor, the insurance company or companies, and to any and all applicable governmental agencies; and

11.1.2	furnish such information and execute such documents as may be required and necessary to collect the proceeds from any insurance policies.

11.2

Repair or Termination.  In the event the Aircraft is partially destroyed or damaged, Lessor shall have the option, in its sole discretion, to either (i) fully repair the Aircraft in order that it shall be placed in at least as good condition as it was prior to such partial destruction or damage; or (ii) terminate this Agreement.  Within five (5) days after the date of such partial destruction or damage, Lessor shall give written notice to Lessee specifying whether Lessor has elected to fully repair the Aircraft or to terminate this Agreement, which termination shall be effective immediately upon such written notice from Lessor to Lessee setting forth Lessor's election to so terminate this Agreement.

SECTION 12.MISCELLANEOUS

12.1

Entire Agreement.  This Agreement, and all terms, conditions, warranties, and representations herein, are for the sole and exclusive benefit of the signatories hereto.  This Agreement constitutes the entire agreement of the parties as of its Effective Date and supersedes all prior or independent, oral or written agreements, understandings, statements, representations, commitments, promises, and warranties made with respect to the subject matter of this Agreement.

12.2

Other Transactions.  Except as specifically provided in this Agreement, none of the provisions of this Agreement, nor any oral or written statements, representations, commitments, promises, or warranties made with respect to the subject matter of this Agreement shall be construed or relied upon by any party as the basis of, consideration for, or inducement to engage in, any separate agreement, transaction or commitment for any purpose whatsoever.

12.3

Prohibited and Unenforceable Provisions.  Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibitions or unenforceability in any jurisdiction.  To the extent permitted by Applicable Law, each of Lessor and Lessee hereby waives any provision of Applicable Law which renders any provision hereof prohibited or unenforceable in any respect.

12.4

Enforcement.  This Agreement, including all agreements, covenants, representations and warranties, shall be binding upon and inure to the benefit of, and may be enforced by Lessor, Lessee, and each of their agents, servants and personal representatives.

12.5	Headings. The section and subsection headings in this Agreement are for convenience of reference only and shall not modify, define, expand, or limit any of the terms or provisions hereof.

12.6

Counterparts.  This Agreement may be executed by the parties hereto in two (2) separate counterparts, each of which when so executed and delivered shall be an original, and both of which shall together constitute but one and the same instrument.

12.7	Amendments. No term or provision of this Agreement may be amended, changed, waived, discharged, or terminated orally, but only by an instrument in writing signed by Lessor and Lessee.

12.8

No Waiver.  No delay or omission in the exercise or enforcement or any right or remedy hereunder by either party shall be construed as a waiver of such right or remedy.  All remedies, rights, undertakings, obligations, and agreements contained herein shall be cumulative and not mutually exclusive, and in addition to all other rights and remedies which either party possesses at law or in equity.

12.9	No Assignments. Neither party may assign its rights or obligations under this Agreement without the prior written permission of the other.

12.10

Governing Law.  This Agreement has been negotiated and delivered in the State of Tennessee and shall in all respects be governed by, and construed in accordance with, the laws of the State of Tennessee, including all matters of construction, validity and performance, without giving effect to its conflict of laws provisions.

12.11

Jurisdiction and Venue.  Exclusive jurisdiction and venue over any and all disputes between the parties arising under this Agreement shall be in, and for such purpose each party hereby submits to the jurisdiction of, the state and federal courts serving the State of Tennessee.

SECTION 13.TRUTH IN LEASING

13.1	TRUTH IN LEASING STATEMENT UNDER SECTION 91.23 OF THE FAR's.

WITHIN THE TWELVE (12) MONTH PERIOD PRECEDING THE DATE OF THIS AGREEMENT, EXCEPT TO THE EXTENT THE AIRCRAFT IS LESS THAN TWELVE (12) MONTHS OLD,  THE AIRCRAFT HAS BEEN INSPECTED AND MAINTAINED IN ACCORDANCE WITH THE FOLLOWING PROVISIONS OF THE FAR:

CHECK ONE:

( )

91.409 (f) (1):A continuous airworthiness inspection program that is part of a continuous airworthiness maintenance program currently in use by a person holding an air carrier operating certificate or an operating certificate issued under FAR Part 121, 127, or 135 and operating that make and model aircraft under FAR Part 121 or operating that make and model under FAR Part 135 and maintaining it under FAR 135.411(a)(2).

( )	91.409 (f) (2):An approved aircraft inspection program approved under FAR 135.419 and currently in use by a person holding an operating certificate issued under FAR Part 135.

( *)91.409 (f) (3):A current inspection program recommended by the manufacturer.

( )

91.409 (f) (4):Any other inspection program established by the registered owner or operator of the Aircraft and approved by the Administrator of the Federal Aviation Administration in accordance with FAR 91.409 (g).

THE PARTIES HERETO CERTIFY THAT DURING THE TERM OF THIS AGREEMENT AND FOR OPERATIONS CONDUCTED HEREUNDER, THE AIRCRAFT WILL BE MAINTAINED AND INSPECTED BY LESSOR IN ACCORDANCE WITH THE PROVISIONS OF FAR:

CHECK ONE:

( )     91.409 (f) (1)             ( )     91.409 (f) (2)             ( * )     91.409 (f) (3)             ( )     91.409 (f) (4)

LESSEE ACKNOWLEDGES THAT WHEN IT OPERATES THE AIRCRAFT UNDER THIS AGREEMENT, IT SHALL BE KNOWN AS, CONSIDERED, AND IN FACT WILL BE THE OPERATOR OF SUCH AIRCRAFT.  EACH PARTY HERETO CERTIFIES THAT IT UNDERSTANDS THE EXTENT OF ITS RESPONSIBILITIES, SET FORTH HEREIN, FOR COMPLIANCE WITH APPLICABLE FEDERAL AVIATION REGULATIONS.  AN EXPLANATION OF FACTORS BEARING ON OPERATIONAL CONTROL AND PERTINENT FEDERAL AVIATION REGULATIONS CAN BE OBTAINED FROM THE NEAREST FEDERAL AVIATION ADMINISTRATION FLIGHT STANDARDS DISTRICT OFFICE.

THE PARTIES HERETO CERTIFY THAT A TRUE COPY OF THIS AGREEMENT SHALL BE CARRIED ON THE AIRCRAFT AT ALL TIMES, AND SHALL BE MADE AVAILABLE FOR INSPECTION UPON REQUEST BY AN APPROPRIATELY CONSTITUTED IDENTIFIED REPRESENTATIVE OF THE ADMINISTRATOR OF THE FAA.

*     *     *     Signature Page Follows     *     *     *

IN WITNESS WHEREOF, the Lessor and the Lessee have each caused this Non-Exclusive Aircraft Lease Agreement to be duly executed as of the Effective Date.

LESSOR:

AMC, Inc.

By:     /s/ Michael T. Cartwright

Print:  Michael T. Cartwright

Title:  President

LESSEE:

American Addiction Centers, Inc.

By:     /s/ Kathryn Sevier Phillips

Print:  Kathryn Sevier Phillips

Title:  General Counsel and Secretary

NON-EXCLUSIVE AIRCRAFT LEASE AGREEMENT

Schedule A

Hourly Rent:*     $3,576 per Flight Hour

* The Hourly Rent includes Lessee’s reimbursement of Lessor’s costs ($576 per Flight Hour) for an engine maintenance service plan in effect with respect to the Aircraft, which costs are incurred by Lessor as a result of Lessee’s operation of the Aircraft.

NON-EXCLUSIVE AIRCRAFT LEASE AGREEMENT

Schedule B

FSDO Notification Letter

Date: ________________, 2015

Via Facsimile

Fax: _________________

Federal Aviation Administration

____________________

____________________

ATTN: ______________

RE:	FAR Section 91.23 FSDO Notification

First Flight under Lease of Challenger 300 Aircraft, N463GR, s/n 20316

Dear ____________:

Pursuant to the requirements of Federal Aviation Regulation Section 91.23(c)(3), please accept this letter as notification that the undersigned, American Addiction Centers, Inc., a Nevada corporation, will acquire and take delivery of a leasehold interest in the above referenced aircraft on the ____ day of ___________________, 2015 or as soon as possible thereafter, and that the first flight of the aircraft under the lease will depart from ________________ Airport (___), ______________ on the _____ day of ______________, 2015, at approximately _______ am/pm local time, with a destination of ______________ Airport (____), _______________.  The pilots of the first flight of the aircraft under the lease will be _________________ and _____________________.

Should you require any additional information, please contact our pilot, Mr. Matt Hicks, at telephone: 615-406-3511, or Gary Horowitz at telephone: 301-801-5161.

Sincerely,

American Addiction Centers, Inc.

By:     _______________________

Print:  Matt Hicks

Title:  Chief Pilot

AIRCRAFT LEASE AGREEMENT

Schedule C

Aircraft Delivery Receipt

Matt Hicks hereby acknowledges delivery and acceptance of the Aircraft described in that Non-Exclusive Aircraft Lease Agreement (the "Agreement") by and between AMC, Inc. and American Addiction Centers, Inc. dated as of the 1st day of November, 2015, and accepts custody of the Aircraft in good working order and airworthy condition for the purposes set forth in the Agreement.

TOTAL TIME AIRFRAME AT DELIVERY:             877.18 hours

TOTAL TIME ENGINES AT DELIVERY:
Left Engine: 877.18 hours

                                            Right Engine:                    877.18 hours

TOTAL LANDINGS AT DELIVERY:                        567

American Addiction Centers, Inc.

By:     ________________________

Print:  Matt Hicks

Title:  Chief Pilot

Date:  ________________________